Exhibit 5.6

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attorneys and counselors    ¡    www.gradere.com

March 26, 2015

EnPro Industries, Inc.

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Re:	Registration Statement on Form S-4 of EnPro Industries, Inc. and the guarantors listed therein relating to the exchange offer for $300,000,000 aggregate principal amount of 5.875% Senior Notes due 2022

Ladies and Gentlemen:

We have served as Texas counsel to Stemco LP, a Texas limited partnership (the “Partnership”), in connection with certain matters relating to the registration statement on Form S-4 (the “Registration Statement”) of EnPro Industries, Inc. (the “Issuer”) and certain of its subsidiaries, including the Partnership, with respect to the Issuer’s offer to exchange (the “Exchange Offer”) up to $300,000,000 aggregate principal amount of its outstanding, unregistered 5.875% Senior Notes due 2022 (the “New Notes”) for and in replacement of the Issuer’s outstanding 5.875% Senior Notes due 2022, of which we understand $300,000,000 in aggregate principal amount is outstanding. The New Notes are to be issued pursuant to the Indenture dated as of September 16, 2014 (the “Indenture”) by and among the Issuer, the Partnership, certain other subsidiaries of the Issuer and U.S. Bank National Association, as trustee. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions expressed herein, we have reviewed such matters of law and examined original, or copies certified or otherwise identified, of the Certificate of Limited Partnership of the Partnership, the Agreement of Limited Partnership of Stemco LP dated as of December 28, 2004, resolutions of the general and limited partners of the Partnership, the Registration Statement, an executed copy of the Indenture, and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions expressed herein. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed, electronic or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Partnership to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Partnership.

In rendering the opinions set forth below, we have also assumed that prior to the issuance of any of the New Notes pursuant to the Exchange Offer the Registration Statement, as may then be amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded and the Indenture shall have been qualified pursuant to the Trust Indenture Act of 1939, as amended.

GARDERE WYNNE SEWELL LLP

3000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201-4761    ¡    214.999.3000 Phone    ¡    214.999.4667 Fax

Austin    ¡    Dallas    ¡    Houston    ¡    Mexico City

EnPro Industries, Inc.

March 26, 2015

We have assumed, for the purposes of the opinions herein expressed:

(a) The due authorization by all requisite corporate action of the Partnership’s general and limited partners of the Partnership’s execution and delivery of the Indenture;

(b) The accuracy and completeness of all certificates and other statements, documents and records reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the documents reviewed by us, with respect to the factual matters set forth therein;

(c) The signatures of persons signing all documents in connection with which this opinion is rendered are genuine and authorized; and

(d) No fraud or misrepresentation exists with respect to any of the matters relevant to our opinions herein contained.

Upon the basis of such examination, and subject to the limitations and qualifications expressed herein, we are of the opinion that:

(1)	The Partnership is a limited partnership validly existing under the laws of the State of Texas.

(2)	The Partnership has the limited partnership power to enter into and perform its obligations under the Indenture.

(3)	The Indenture has been duly executed by David S. Burnett, in his capacity as Treasurer of the Partnership, on behalf of the Partnership.

The opinions expressed in this opinion letter are limited by, subject to and based on the following:

(a) We are members of the State Bar of Texas, and the foregoing opinions are limited to the laws of the State of Texas. No opinion is expressed herein with respect to any laws or regulations of any county, city or other political subdivision of any state, and no opinions beyond those stated herein may be implied or inferred. We express no opinion with respect to compliance with Texas state securities or “Blue Sky” laws.

(b) We have made no independent investigation as to the accuracy or completeness of facts material to the opinions expressed in this opinion letter.

(c) The opinion expressed in Paragraph 1 is rendered solely on the basis of (a) the Certificate of Fact, dated March 25, 2015, from the Secretary of State of the State of Texas, certifying as of the date thereof, the Partnership is “in existence” in the State of Texas, and (b) a print-out of Franchise Tax Account Status, dated March 25, 2015, from the Texas Comptroller of Public Accounts, stating that the Partnership’s right to transact business in the State of Texas is “active”.

(d) This opinion letter constitutes the firm’s professional legal opinion as to certain legal consequences of, and the applicability of certain laws to, the transactions contemplated by, the documents reviewed by us. This firm does not, by rendering such opinion, become a guarantor of the matters addressed herein.

EnPro Industries, Inc.

March 26, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

GARDERE WYNNE SEWELL, LLP

By:	/s/ Steven C. Camp Steven S. Camp, a Partner